EXHIBIT 23.3

December 17, 2001

Tier Technologies, Inc.
1350 Treat Boulevard, Suite 250
Walnut Creek, California 94596

Ladies and Gentlemen:

I hereby agree to become a director of Tier Technologies, Inc. (the "Company") upon election by the Company's stockholders at the Company's stockholder meeting that will be held in January 2002, and consent to being named as expected to become a director of the Company in the Registration Statement on Form S-3 that the Company will file in 2001 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and to the filing of this letter as an exhibit to that Registration Statement.

Sincerely,
/s/ Charles W. Berger Charles W. Berger